UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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INFORMATICA CORPORATION
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The following is a transcript of an all-hands meeting with Informatica Corporation employees on April 8, 2014:

Sohaib Abbasi, chairman and CEO: Before I comment on the news of the week, I would like to recognize what you built over the past decade! You built Informatica into a billion-dollar category leader!  And, you created new technology categories - Data Integration and Cloud Integration to name just two!  And, you earned top customer loyalty rankings for nine consecutive years!  And, you delivered on the promise to power the data-ready enterprise!  What an amazing journey!  What incredible talent!  Thank you!

Now, let’s discuss the news of the week: this week, Informatica shareholders attained greater than $5 billion in equity value! Yesterday, I informed you about our agreement to be acquired by the Permira funds and Canada Pension Plan Investment Board (CPPIB).  Our transition from a publicly-traded company to a private enterprise will mark the beginning of the next phase of the Informatica journey.  It is only natural for you to wonder what the future will hold for you.

Yesterday, I received a note from one of you.  The note included an observation and a concern.  The observation was “other industry buyouts have resulted in significant job cuts in those companies” and the concern was “as the sole income earner, it would have an enormous negative impact if I were cut from Informatica as a result of the buy-out”.  I value your candid feedback and I understand your concern.  In response to your observation, I will point out that not all PE firms are alike; indeed, I have learned PE firms have different views on balancing long-term growth and short-term profitability. And, to address your concern, please know this:  Permira and CPPIB admire and respect the world-class talent at Informatica.

Though it is difficult for anyone to predict the future, let me provide you some context.

As a publicly-traded company, we continue to balance long-term revenue growth and short-term quarterly profitability considerations.  As our business mix shifts from license software to subscription services, it sets the bar high in balancing growth versus profitability.  And, as we accelerate innovation with exciting new offerings such as Informatica Cloud, Informatica Rev and Secure@Source which will launch and deliver today, it raises the bar even higher.  It is difficult for a company to attain such a bold plan — business model shift and technology innovation!  It is even more difficult to attain it within the constraints of a publicly-traded company!

Over time, our management team and our board of directors, assisted by advisers, considered several strategic alternatives.  These deliberations were not in response to any one event but were driven by our own customary review of our long-term growth strategy and plans.

In our deliberations, Permira and CPPIB distinguished themselves in three ways:

First, they exhibited a deeper understanding of our business and plans.  We were impressed by the quality of their work and the caliber of their team.  Second, they shared our vision for long-term growth.  We were encouraged that they share our enthusiasm for exciting new opportunities such as Secure@Source and Informatica Rev.  And, finally, they placed a premium on retention of employees. Later in this call, you will learn more about the favorable treatment of equity awards as a retention incentive.

Yesterday, one of you asked me “will our leadership team members stay at Informatica”?  I cannot speak for each of our senior leaders but I do know what attracted them to Informatica and what inspired them to stay.  It is their individual conviction in the Informatica opportunity! And the opportunity remains the same.  Our vision, strategy and plans remain the same.

At the same time, it would be disingenuous of me to claim that I have all the answers. What I do know is this:  It is up to us to map out our next steps.  We are in a position to influence our own future. Permira and CPPIB have tremendous respect for our management team and for your world-class accomplishments.  And, working together, we have much to gain!

Thank you again and, now, I’ll turn it over to Jo.

Jo Stoner, EVP and Chief Human Resources Officer: Thanks Sohaib. I wanted to highlight a couple of questions that I know are on people’s minds. Mike — maybe you can provide answers to a couple of these. Firstly, a number of people have asked about what will happen to any unvested equity they hold?

Mike Berry, EVP and Chief Financial Officer: Sure.  Good morning everybody.  To answer the question of how does this affect my unvested stock options and restricted stock unit awards: all stock options, whether vested or unvested, that are outstanding immediately before the closing of the transaction will be cashed out after close.  The value will be determined by multiplying the number of options by $48.75 minus the exercise price — $48.75 less your exercise price times the number of options.  Any underwater options, i.e., with an exercise price above $48.75, will be cancelled without any payment.

Before I go through the RSUs, I’d like to reiterate what Sohaib talked about.  Permira and CPPIB made two important adjustments to the RSU program: (1) the ability to receive cash vs. shares and (2) a shorter vesting period.  So all outstanding restricted stock units that would have vested within 18 months from the date of the closing of the transaction will vest at the closing and be paid out in cash.  The value will be determined by multiplying the number of RSUs by $48.75. For any remaining RSUs, the vesting period will be shortened by 12 months, i.e. an RSU that would have vested in 2018 will now vest in 2017 subject to continued employment at Informatica.  These will also be paid out in cash at $48.75 per share upon the applicable vesting date.  All cash payments are subject to applicable tax withholdings.  Cash payments with respect to all options and any RSUs that vest at closing will be paid generally within 30 days.

Jo Stoner: Thanks Mike. The next question I have heard is regarding what happens to the current ESPP program?

Mike Berry: The current ESPP period, which is scheduled to end July 31, 2015, will continue until the earlier of (1) July 31, 2015 or (2) the date of the closing of the transaction. The accumulated payroll deductions of participants under the ESPP will be used to purchase shares on that date. The purchase price of these shares will be per the terms of the ESPP Program and will be the lower of 85% of the fair market value at either the beginning or the ending of the purchase period. There will be no new purchase periods that will begin under the ESPP.  Also, as of April 6, 2015, you no longer will be permitted to increase your contribution rate under the ESPP for the current purchase period.

Jo Stoner: Thanks Mike. Also, given we are part way through the H1 corporate bonus program, do you know how we will measure our progress against plan?

Mike Berry: There is no change to the corporate bonus program. The first half 2015 bonus will be measured and paid under the terms of the existing corporate bonus plan.

Jo Stoner: Finally, some folks have asked about the merit and the equity refresh processes that are going on currently. I know that the merit process will continue as normal and is due to be approved and communicated soon, but what about the equity refresh process?

Mike Berry: As a result of the announced transaction, the equity refresh process will not occur and we will revisit this post-closing.

Jo Stoner: Thanks. I know we have a set of FAQs for customers that are being published on our website today. We will also post an employee FAQ document up onto the infanet site later today and as we continue to receive questions in from our employees or customers, we will work on responding to them as quickly as possible. If anyone does have a question, feel free to direct it to your manager or your local HR business partner, or to anyone of the executive team.  Now, I’ll hand it back to Sohaib.

Sohaib Abbasi: To wrap up, I would like to assure you that it is business as usual at Informatica.  Please remember we are still a publicly-traded company and will remain so until the transaction is completed later this year.  Despite the distractions this year, you have remained focused on your job.  I commend you on your dedication and urge you to remain just as focused on your job going forward.  As always our company’s future is in your hands.  Thank you!

Options All unvested options will be accelerated and converted to cash value at $48.75 less the exercise price at closing. RSUs For unvested RSUs, Permira/CPPIB will make favorable adjustments to the vesting schedules and the ability to receive cash in lieu of shares upon vesting. All RSUs that would vest within the first 18 months following closing will be accelerated and paid IN CASH at $48.75 at closing. All remaining RSUs that would vest after the first 18 months following closing will have their vesting schedule shortened by 12 months and will also pay out IN CASH at $48.75 upon vesting (on the new vesting dates). Unvested Equity Treatment Assuming The Announced Acquisition Closes 1

Forward-Looking Statements

Statements about the expected timing, completion and effects of the proposed transaction and all other statements in this transcript, other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. Informatica may not be able to complete the proposed transaction on the terms described above or other acceptable terms or at all because of a number of factors, including the failure to obtain stockholder approval or the failure to satisfy the closing conditions. Factors that may affect the business or financial results of Informatica are described in the risk factors included in Informatica’s filings with the Securities and Exchange Commission (the “SEC”), including Informatica’s 2014 Annual Report on Form 10-K and later filed quarterly reports on Form 10-Q and Current Reports on Form 8-K, which factors are incorporated herein by reference. Informatica expressly disclaims a duty to provide updates to forward-looking statements, whether as a result of new information, future events or other occurrences.

Additional Information and Where to Find It

In connection with the proposed transaction, Informatica will file with the SEC and furnish to Informatica’s stockholders a proxy statement. Stockholders are urged to read the proxy statement when it becomes available because it will contain important information about the proposed transaction. Investors and security holders may obtain a free copy of documents filed by Informatica with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors and security holders may obtain a free copy of Informatica’s filings with the SEC from Informatica’s website at http://investor.informatica.com/financial-info/sec-filings/default.aspx or by directing a request to: Informatica Corporation, 2100 Seaport Blvd, Redwood City, CA, 94063, Attn: Investor Relations, (650) 385-5261.

Informatica and certain of its directors, executive officers and affiliates may be deemed to be participants in the solicitation of proxies from stockholders of Informatica in favor of the proposed merger. Information about the directors and executive officers of Informatica is set forth in the proxy statement for Informatica’s 2014 annual meeting of stockholders, as filed with the SEC on Schedule 14A on April 8, 2014. Additional information regarding the interests of these individuals and other persons who may be deemed to be participants in the solicitation will be included in the proxy statement Informatica will file with the SEC.